Artesian Resources Corporation Reports 2025 Year-End Earnings and
Fourth Quarter Results

Newark, Delaware, March 12, 2026 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider on the Delmarva Peninsula of water and wastewater services, and several other related business services, today announced earnings results for the fourth quarter and year ended December 31, 2025.

  Diluted net income per share increased 11.6% to $2.21 in 2025
  Net income increased $2.4 million in 2025
  Invested $58.8 million in 2025 in water and wastewater infrastructure

Year-End Results

Net income for the year ended December 31, 2025 was $22.8 million, a $2.4 million, or 11.9%, increase compared to net income recorded during the year ended December 31, 2024.  Diluted net income per share increased 11.6% to $2.21, compared to $1.98 for the same period in 2024.

Revenues totaled $112.9 million for the twelve months ended December 31, 2025, $5.0 million, or 4.6%, more than revenues for the twelve months ended December 31, 2024.

Water sales revenue increased $2.8 million, or 3.2%, primarily as the result of two temporary rate increases as permitted under Delaware law until permanent rates are determined by the Delaware Public Service Commission, or DEPSC, as well as an increase in the number of customers served and DSIC revenue.

Other utility operating revenue increased approximately $1.5 million, or 11.2%, primarily due to an increase in wastewater revenue associated with customer growth.

Non-utility operating revenue increased approximately $0.7 million, or 10.2%, primarily due to an increase in Service Line Protection Plan, or SLP Plan, revenue, primarily as the result of an increase in fees that was placed into effect on December 1, 2024 and an increase in the number of customers participating in the plans.

Operating expenses, excluding depreciation and income taxes, increased $2.7 million, or 4.4%.  Utility operating expenses increased $2.6 million, which increase consists of a $0.9 million increase in payroll and employee benefit costs, a $0.8 million increase in administrative costs, a $0.4 million increase in purchased power costs, a $0.4 million increase in supply and treatment costs, and a $0.3 million increase in transmission, distribution and collection system costs, partially offset by a $0.1 million decrease in purchased water costs.

Depreciation and amortization expense increased $0.2 million, or 1.3%, primarily due to additional depreciation from continued investment in utility plant related to providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Federal and state income tax expense increased $0.5 million, or 7.1%, primarily due to higher pre-tax income, partially offset by higher regulatory deferred income tax amortization in 2025 compared to 2024.

Property and other taxes increased $0.1 million, or 1.2%, primarily due to a reassessment and tax rate changes in New Castle County, Delaware, partially offset by an increase in utility plant subject to taxation.

Other income increased $0.7 million, primarily due to an increase in allowance for funds used during construction, or AFUDC, as a result of higher long-term construction activity subject to AFUDC.

Interest charges decreased $0.1 million, primarily due to a decrease in long-term debt interest related to lower borrowing levels.

Fourth Quarter Results

Net income for the three months ended December 31, 2025 was $4.1 million, a $0.3 million, or 7.5%, increase compared to net income for the three months ended December 31, 2024.  Diluted net income per share increased 8.1% to $0.40, compared to $0.37 for the same period in 2024.

Revenues totaled $28.0 million for the three months ended December 31, 2025, $1.2 million, or 4.3%, more than revenues for the three months ended December 31, 2024.

Water sales revenue increased $0.6 million, or 2.9%, primarily the result of two temporary rate increases as permitted under Delaware law until permanent rates are determined by the DEPSC, as well as an increase in the number of customers served.

Other utility operating revenue increased approximately $0.4 million, or 10.2%, primarily due to an increase in wastewater revenue associated with customer growth.

Non-utility operating revenue increased approximately $0.2 million, or 10.0%, primarily due to an increase in SLP Plan revenue, primarily the result of an increase in fees that was placed into effect on December 1, 2024 and an increase in the number of customers participating in the plans.

Operating expenses, excluding depreciation and income taxes, increased $1.0 million, or 5.8%, for the three months ended December 31, 2025, compared to the same period in 2024.  Utility operating expenses increased $0.6 million, which increase consists of a $0.4 million increase in payroll and employee benefit costs, a $0.2 million increase in supply and treatment costs, a $0.1 million increase in purchased power costs, and a $0.1 million increase in administrative costs, partially offset by a $0.1 million decrease in transmission, distribution and collection system costs.

Property and other taxes increased $0.3 million, or 17.7%, primarily due to a reassessment and tax rate changes in New Castle County, Delaware and an increase in payroll taxes.

Depreciation and amortization expense increased $0.1 million, or 2.5%, primarily due to additional depreciation from continued investment in utility plant related to providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Other income increased $0.1 million, primarily due to an increase in AFUDC, as a result of higher long-term construction activity subject to AFUDC.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality, reliable service to customers, $58.8 million was invested in water and wastewater infrastructure projects during 2025.  These investments included renewals associated with the rehabilitation of aging infrastructure, installation of new mains, construction of a new wastewater treatment plant, upgrading elevated storage tanks, upgrading and replacing our meter reading equipment, and upgrading existing pumping and treatment stations, including per- and polyfluoroalkyl substances (PFAS) treatment upgrades, to better serve our customers.

“Our continued investment in critical water and wastewater infrastructure supports sustainable growth and reliable, environmentally responsible service” said Nicki Taylor, Chair, President and CEO. “With the completion of our wastewater facility in Milton, Delaware, and recent regulatory approval from the Delaware Department of Natural Resources and Environmental Control to expand treatment capacity in Sussex County, we are enhancing system resilience, modernizing our infrastructure, and positioning our operations to meet growing demand while delivering long-term value to customers and shareholders.”

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and several other related core business services, on the Delmarva Peninsula.  Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905.  Artesian Water Company supplies 9.4 billion gallons of water per year through 1,515 miles of main to over a third of Delawareans.

Forward Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth strategy, our expectations regarding infrastructure investments, our ability to comply with future regulatory standards, continued growth in our business and the number of customers served, and our continued provision of high-quality, reliable service to customers. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approvals, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey
(302) 453-6900
VEisenbrey@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31, 2025	Three months ended December 31, 2024	Twelve months ended December 31, 2025	Twelve months ended December 31, 2024
Operating Revenues				
Water sales	$ 22,299	$ 21,661	$ 90,907	$ 88,079
Other utility operating revenue	3,822	3,467	14,599	13,129
Non-utility operating revenue	1,894	1,722	7,435	6,744
	28,015	26,850	112,941	107,952
Operating Expenses				
Utility operating expenses	14,150	13,535	52,411	49,796
Non-utility operating expenses	1,319	1,269	4,715	4,743
Depreciation and amortization	3,538	3,452	13,806	13,629
State and federal income taxes	1,343	1,334	7,831	7,315
Property and other taxes	1,901	1,615	6,396	6,318
	22,251	21,205	85,159	81,801
Operating Income	5,764	5,645	27,782	26,151
Allowance for funds used during construction	608	517	2,379	1,643
Miscellaneous	(65)	(72)	1,347	1,379
Income Before Interest Charges	6,307	6,090	31,508	29,173
Interest Charges	2,173	2,245	8,686	8,779
Net Income	$ 4,134	$ 3,845	$ 22,822	$ 20,394
Weighted Average Common Shares Outstanding - Basic	10,314	10,300	10,309	10,294
Net Income per Common Share - Basic	$ 0.40	$ 0.37	$ 2.21	$ 1.98
Weighted Average Common Shares Outstanding - Diluted	10,319	10,302	10,312	10,296
Net Income per Common Share - Diluted	$ 0.40	$ 0.37	$ 2.21	$ 1.98

Artesian Resources Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
Assets		
Utility Plant, at original cost less accumulated depreciation	$ 801,694	$ 747,186
Current Assets	21,417	24,528
Regulatory and Other Assets	28,118	26,909
	$ 851,229	$ 798,623
Capitalization and Liabilities		
Stockholders' Equity	$ 249,922	$ 239,189
Long Term Debt, Net of Current Portion	174,276	176,509
Current Liabilities	33,722	25,593
Net Advances for Construction	374	1,582
Contributions in Aid of Construction	311,076	272,405
Other Liabilities	81,859	83,345
	$ 851,229	$ 798,623